EXHIBIT 10.39
                               AMENDMENT NO. 1 TO
                 EMPLOYMENT AGREEMENT DATED SEPTEMBER __, 1998,
              BETWEEN ZAMBA CORPORATION (F/K/A RACOTEK, INC.), AND
                                 TODD FITZWATER

THIS AMENDMENT ("Amendment") is between Zamba Corporation ("Zamba"), and Todd Fitzwater ("Fitzwater"). It modifies the Employment Agreement ("Agreement") between ZCA and Fitzwater. This Amendment shall be effective as of the date last executed by all parties below.

WHEREAS, Fitzwater desires to voluntary resign his employment under the Agreement, and Zamba desires to accept Fitzwater's resignation; and

WHEREAS, Zamba and Fitzwater have also entered into that certain Noncompetition Agreement dated September __, 1998 (the "Noncompetition Agreement"), and that certain Lock-Up Agreement dated September 18, 1998, (the "Lock-Up Agreement");

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, as set forth below, the parties agree as follows:

1. Section 4 of the Agreement shall be amended by adding, at the end of the Section, the following:

   "By written agreement under Amendment No. 1, dated November __, 2000, your employment with the Company shall cease as of November 3, 2000."

2. The payments set forth in Section 5 of the Agreement shall continue at your current base salary until ceasing as of the earlier of January 31, 2001, or the first date upon which you obtain subsequent employment. On November 15, 2000, Zamba shall pay Fitzwater all of his unused personal time off that has accrued as of November 3, 2000. No personal time off shall accrue after November 3, 2000.

3. Through the earlier of January 31, 2001, or Fitzwater's first date of subsequent employment, Zamba will continue to pay the premiums for Fitzwater's benefits as such are currently being paid by, subject to prior receipt from Fitzwater of the same contributions that Fitzwater currently makes through salary withholding. After January 31, 2001, Fitzwater will be eligible to continue certain of his benefits at his own expense as provided under the Continuing Omnibus Budget Reconciliation Act ("COBRA") in accordance with the COBRA notice he will promptly receive following November 3, 2000.

4. For purposes of the "Noncompetition Period" described in Section 19(g) of the Noncompetition Agreement, November 3, 2000, shall be deemed to be the date that Fitzwater's employment with Zamba terminated.

5. Fitzwater agrees that the consideration provided to him by Zamba in this Amendment is good and valuable consideration that he would not be entitled to but for this Amendment. Fitzwater acknowledges and agrees that he is not entitled to any remuneration from Zamba, except as provided in this Amendment, that the payments and other benefits contained in this Amendment are good and valuable consideration to which he would not be entitled in the absence of this Amendment, and that he will not seek any further compensation from Zamba, or the current or former officers, directors, shareholders, employees, attorneys, successors and assigns of either Zamba for any claimed damages, expenses, costs, fees or other liability of any kind in connection with the Agreement, his employment with Zamba or his separation of employment.

6. It is the intent of the parties that the terms upon which this Amendment is based will be forever treated as confidential, unless disclosure is required for legal or regulatory reasons, in the good faith opinion of counsel for either party. Provided that Fitzwater informs the following recipients of the confidentiality obligations hereunder and the recipients agree to abide by those obligations, Fitzwater may disclose the terms of this Amendment only to his spouse, attorney, accountant, and tax advisor or preparer. Zamba may disclose the terms of this Amendment to those of its agents or employees who have a

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legitimate need to know such terms. Both parties agree not to make any disparaging or negative statements about the other party. Further, Fitzwater agrees not to make any disparaging or negative remarks about Zamba's employees or his employment relationship with Zamba, either in the employment or personal context. Neither party shall in any way assist or encourage any individual to pursue a claim against the other party. Both parties acknowledge and agree that neither the Noncompetition Agreement nor the Lock-Up Agreement is confidential and that such agreements may be disclosed publicly.

7. Each party to this Amendment represents and acknowledges that in executing this Amendment that party does not rely and has not relied upon any representation or statement made by the other party or by any of such other party's agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Amendment or otherwise, other than those representations and statements specifically stated in this written Amendment. Each party represents and acknowledges that it has had read and understands this Amendment. Each party further represents and acknowledges that it has had sufficient time to review this Amendment with the advisors, including legal and financial counsel, of its choice, or has voluntarily chosen not to review this Amendment with its advisors.

8. Should any provision of this Amendment be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Amendment.

9. This Amendment shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties.

10. All remaining terms and conditions of the Agreement, the Noncompetition Agreement, and the Lock-Up Agreement shall continue in full force and effect, without modification or amendment. Except as expressly stated herein, the Agreement, the Noncompetition Agreement, and the Lock-Up Agreement have not been modified. Any future modifications or amendments must be in writing and signed by Fitzwater and an authorized representative of Zamba.

IN WITNESS WHEREOF, the parties consent to this Amendment by their signatures below.

TODD FITZWATER                        ZAMBA CORPORATION

/S/ TODD FITZWATER                    BY:  /S/ PAUL EDELHERTZ
TODD FITZWATER                                 PAUL EDELHERTZ
                                               CHAIRMAN OF THE BOARD

DATE: 11/9/00                         DATE: 11/15/00

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